UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2021

Castle Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38984	77-0701774
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

505 S. Friendswood Drive, Suite 401 Friendswood, Texas	77546
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 788-9007

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	CSTL	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 2, 2021, Castle Biosciences, Inc. (the “Company”), Space Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), Cernostics, Inc. (“Cernostics”), and Michael J. Hoerres entered into an amendment (the “Amendment”) to the Agreement and Plan of Merger, dated October 18, 2021 (the “Merger Agreement), by and among the Company, Merger Sub, Cernostics and Shareholder Representative Services LLC, in its capacity as the stockholders’ agent, to, among other things, (i) add Mr. Hoerres as a party to the Merger Agreement for purposes of certain sections contained therein, and (ii) for compliance with Nasdaq Listing Rules, limit the maximum aggregate number of shares of the Company’s common stock that may be issued pursuant to the Merger Agreement to 19.9% of the outstanding shares of the Company’s common stock as of the date of the Merger Agreement.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is included in Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 3, 2021, the Company completed its previously announced acquisition of Cernostics, as contemplated by the Merger Agreement. Pursuant to the terms and conditions of the Merger Agreement, Merger Sub merged with and into Cernostics (the “Merger”) whereupon the separate corporate existence of Merger Sub ceased, with Cernostics continuing as the surviving corporation of and a wholly owned subsidiary of the Company.

Pursuant to the Merger, the Company paid upfront consideration of approximately $30 million in cash. A portion of the upfront cash consideration will be held in escrow for a specified period following the closing of the Merger to secure post-closing adjustments and indemnification claims, if any. The upfront cash consideration is subject to a customary post-closing purchase price adjustment mechanism for, among other things, cash, unpaid indebtedness, unpaid transaction expenses and working capital. As previously disclosed, the Company has also agreed to pay up to an additional $50 million in cash or the Company’s common stock, at the Company’s sole discretion, based on the achievement of certain commercial milestones relating to the year ending December 31, 2022.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The financial statements required by this Item 9.01(a) will be filed by amendment not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required by this Item 9.01(b) will be furnished by amendment not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

Exhibit Number	Description
2.1*+	Agreement and Plan of Merger, dated October 18, 2021, by and among the Company, Space Merger Sub, Inc., Cernostics, Inc., and Shareholder Representative Services LLC, as amended.
104	Inline XBRL for the cover page of this Current Report on Form 8-K.
*
Schedules and exhibits to the Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

+
Pursuant to Item 601(b)(10) of Regulation S-K, certain portions of this exhibit have been omitted (indicated by “[***]”) because the Company has determined that the information is not material and is the type that the Company treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASTLE BIOSCIENCES, INC.

	By:	/s/ Frank Stokes
Frank Stokes
Chief Financial Officer
Date: December 6, 2021